Exhibit 99.3

CytoSorbents Reports Record Quarterly and Full-Year 2015 Revenue

Company Well-Positioned for Growth in 2016

MONMOUTH JUNCTION, N.J., March 9, 2016 - CytoSorbents Corporation (NASDAQ: CTSO), a leader in critical care immunotherapy commercializing its CytoSorb® blood filtration technology to reduce deadly uncontrolled inflammation in critically-ill and cardiac surgery patients around the world with the goal of preventing or treating organ failure, reports operational and financial results for the fiscal year ending December 31, 2015.

2015 Financial Highlights:

•	CytoSorb® product sales for 2015 were $4.0 million, record results propelled by an acceleration in sales in the second half of 2015
•	Product sales for Q4 2015 were also a record $1.5 million, representing a 72% increase over Q4 2014, driven by a tripling of direct sales and a doubling of new direct customers
•	Adjusted for the decline in the Euro in 2015, CytoSorb® product sales would have been approximately $1.7 million for Q4 2015 and approximately $4.7 million for 2015, representing a 98% and 49% increase, respectively, in the comparable year-ago periods
•	Total revenue for 2015 was approximately $4.7 million, which includes both product sales and grant income
•	Product gross margins expanded to approximately 64% in Q4 2015 and were 62% for full-year 2015
•	Achieved continued year-over-year growth on a quarterly basis since commercialization of CytoSorb®

2015 Operational Highlights:

•	More than 10,000 human CytoSorb® treatments have now been administered
•	Increased geographic distribution of CytoSorb® to a total of 32 countries, with the addition of Italy, Israel, Australia, New Zealand, and Vietnam
•	Achieved Saudi Food and Drug Authority approval for CytoSorb®
•	Fresenius Medical Care AG & Co KGaA (Fresenius), the world’s largest dialysis company and our strategic partner, began pre-marketing CytoSorb® in France, Poland, Denmark, Norway, Sweden and Finland
•	Initiated 40-patient, 8-center, U.S. REFRESH I cardiac surgery feasibility and safety trial in complex cardiac surgery patients at major cardiac surgery centers
•	Announced $1.5 million Phase II SBIR contract from the National Heart, Lung, And Blood Institute, a division of the National Institutes of Health, to advance HemoDefend™ towards commercialization to improve the quality and safety of the blood supply
•	Appointed Dr. Joerg Scheier, an experienced critical care physician and anesthesiologist with significant clinical trial experience, as European Medical Director
•	Added Michael G. Bator, former Managing Director of Healthcare Research at Jennison Associates, to the Board of Directors
•	Conducted the 1st and 2nd International CytoSorb® Users Meetings in Brussels, Belgium (March 2015) and Berlin, Germany (October 2015), respectively
•	Added to the Russell Microcap® Index in June 2015
•	Celebrated the one-year anniversary of our up-listing to NASDAQ with ringing the opening bell in Times Square, New York City on December 23, 2015

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, stated, “2015 was a solid year for CytoSorbents, and as discussed at length in our January 2016 Letter to Stockholders, we expect an even stronger 2016 as we approach an anticipated inflection point in our business. These results are expected to be driven by increased usage of CytoSorb® in key markets, continued geographic expansion, completion of product registrations in major countries, new clinical data, and new or expanded partnerships.”

“Specifically, in the upcoming months, we plan to provide greater detail on a number of significant events.

•	Next week, we will host our 3rd International CytoSorb Users Meeting in Brussels, Belgium, featuring many presentations on new CytoSorb® clinical data from colleagues from around the world. We also will host a research symposium and exhibit at the 36th International Symposium for Intensive Care and Emergency Medicine (ISICEM), one of the most prominent critical care conferences worldwide
•	We continue to progress on our U.S. REFRESH I study, a 40-patient, 8-center randomized, controlled safety and feasibility study using CytoSorb® intraoperatively during complex cardiac surgery. The study is currently 35% enrolled with several additional patients already consented for the study, and is expected to complete enrollment by mid-2016. Pending a timely and successful study, we plan to submit an Investigational Device Exemption application to the U.S. Food and Drug Administration (FDA) shortly thereafter, to conduct a pivotal REFRESH 2 registration trial, intended to support application for U.S. approval of CytoSorb® for cardiac surgery
•	Fresenius has indicated that it plans to initiate the marketing push of CytoSorb® at the ISICEM conference next week in Brussels in anticipation of its forthcoming market launch. Fresenius has indicated that it will feature CytoSorb® on the multiFiltrate Acute Therapy System in its exhibition booth and will introduce the technology broadly to its customers
•	More publications are expected in peer-reviewed journals, including data from a number of investigator initiated studies in sepsis, including the recently discussed data from University of Greifswald in refractory septic shock, and cardiac surgery from studies completed at University of Hamburg-Eppendorf and Medical University of Vienna
•	We also expect to discuss the analysis of data from our International CytoSorb Registry, where 103 clinical sites are now registered to submit data.”

Dr. Chan continued, “We are excited by the increasing number of CytoSorb® treatment successes within our 32-country network. Today, CytoSorb® is being used to prevent or treat organ dysfunction and organ failure in a broad range of life-threatening conditions, by controlling deadly inflammation. To maximize treatment effect, patients need to exhibit not only severe inflammation, but also evidence of organ injury and organ dysfunction. This matches well with the new guidelines and definitions of sepsis, proposed by the Third International Consensus Definitions Task Force and published in a recent issue of the Journal of the American Medical Association (JAMA). In the new guidelines, they define sepsis as “life-threatening organ dysfunction due to a dysregulated host response to infection” and highlight organ dysfunction as one of the defining and most predictive characteristics in sepsis outcomes. As one of the only therapies designed to try to address the underlying causes of organ dysfunction and failure, we believe that we are extremely well-positioned to save lives and change the way critically-ill patients are treated today.”

“Please join us on our previously announced earnings call today at 4:45PM EST where we will cover our progress. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Wednesday, March 9, 2016

Time: 4:45 PM Eastern

Participant Dial-In: 1-719-325-4896

Live Presentation Webcast: http://public.viavid.com/index.php?id=118419

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=118419

An archived recording of the conference call will be available within a week under the Investor Relations section of the Company's website at http://www.cytosorbents.com/invest.htm

Fiscal Year 2015 Financial Results

Revenue:

For the year ended December 31, 2015, we generated total revenue, which includes product revenue and grant income, of approximately $4,792,000, as compared to revenues of approximately $4,123,000 for the year ended December 31, 2014, an increase of approximately $669,000, or 16%. Revenue from product sales was approximately $4,044,000 for the year ended December 31, 2015, as compared to approximately $3,135,000 in the year ended December 31, 2014, an increase of 29%. This increase was driven by the continued growth in direct sales as well as the expansion of sales to our growing distributor network, which was partially offset by the negative impact of the decline in the exchange rate of the Euro relative to the U.S. dollar. The impact of the decline in the exchange rate of the Euro was approximately $637,000, or 16% of product sales, for the year ended December 31, 2015.

Grant income decreased by approximately $242,000 from $978,000 in 2014 to approximately $736,000 in 2015 as a result of the conclusion of several significant grants.

Cost of Revenue:

For the years ended December 31, 2015 and 2014, cost of revenue was approximately $2,213,000 and $2,134,000, respectively, an increase of approximately $79,000, or 4%. This increase is related to an increase in product cost of revenue of approximately $354,000 attributable to increased sales in 2015. This was offset by a decrease of approximately $292,000 in direct labor and other costs being deployed toward grant-funded activities in 2015, which has the effect of decreasing the amount of costs allocated to cost of revenue. Product gross margins were approximately 62% for the year ended December 31, 2015, as compared to approximately 63% for the year ended December 31, 2014.

Research and Development Expenses:

Our research and development costs were approximately $3,871,000 and $2,432,000 for the years ended December 31, 2015 and 2014, respectively, an increase of approximately $1,439,000, or 59%. This increase in research and development expenditures is related to an increase in costs related to our various clinical studies and trials of approximately $1,187,000 and an increase in salaries related to non-clinical research and development activities of approximately $134,000.

Legal, Financial and Other Consulting Expenses:

Our legal, financial and other consulting costs were approximately $1,089,000 and $897,000 for the years ended December 31, 2015 and 2014, respectively, an increase of approximately $192,000, or 21%.This increase is due to an increase in legal fees of approximately $112,000 related to general corporate and governance matters, an increase in accounting fees of approximately $87,000 due to the cost of compliance with the Sarbanes Oxley Act of 2002, and an increase in employment related fees of approximately $10,000 related to the hiring of certain highly qualified personnel. These increases were offset by a decrease in consulting fees of approximately $17,000.

Selling, General and Administrative Expense:

Our selling, general and administrative expenses were approximately $6,923,000 and $5,553,000 for the years ended December 31, 2015 and 2014, respectively, an increase of approximately $1,370,000, or 25%. This increase was due to increases in salaries, commissions and related costs of approximately $959,000 due to the impact of employee hirings and approximately $110,000 of salary increases for named executive officers; additional sales and marketing costs, which include expenses relating to advertising and conferences of approximately $530,000; an increase in royalty and license expenses of approximately $107,000 due to higher sales in 2015; and an increase in travel and entertainment costs of approximately $73,000. These increases were offset by a decrease in stock compensation expense of approximately $296,000 due to certain milestone options earned and awarded by the Board of Directors in 2014 and a reduction in public relations expense of approximately $207,000.

Interest Expense:

For the year ended December 31, 2015, interest income was approximately $9,000, as compared to interest expense of approximately $310,000 for the year ended December 31, 2014. The decrease in net interest expense was solely due to the interest payable and amortization of financing costs related to our convertible notes which were converted to common stock during 2014.

Gain (Loss) on Foreign Currency Transactions:

For the year ended December 31, 2015, the loss on foreign currency transactions was approximately $507,000, as compared to $386,000 for the year ended December 31, 2014, an increase of approximately $121,000. This increase is directly related to the decline in the exchange rate of the Euro at December 31, 2015 as compared to December 31, 2014. The exchange rate of the Euro to the U.S. dollar was $1.09 per Euro at December 31, 2015, as compared to $1.22 per Euro at December 31, 2014.

Change in Warrant Liability:

We recognized warrants as liabilities at their fair value on the date of the grant because of price adjustment provisions in the warrants, then measure the fair value of the warrants on each reporting date, and record a change to the warrant liability as appropriate. The change in warrant liability resulted in other income of approximately $1,345,000 for the year ended December 31, 2015 and other expense of approximately $2,118,000 for the year ended December 31, 2014. The change in warrant liability was as a result of the change in the fair value of the warrant liability from December 31, 2014 to December 31, 2015 and from March 11, 2014 (the date of our $10,200,000 offering) to December 31, 2014. See the consolidated financial statements for details related to the calculation of the fair value of the warrant liability.

Benefit from Income Taxes:

Our benefit from income taxes was approximately $325,000 and $386,000 for the years ended December 31, 2015 and 2014, respectively. These benefits were realized by utilizing the New Jersey Technology Business Tax Certificate Transfer Program whereby we sold our net operating losses to the State of New Jersey.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the private and public placement of our debt and equity securities. At December 31, 2015, we had current assets of approximately $9,860,000 including cash on hand of $5,317,000 and short-term investments of approximately $2,192,000, and had current liabilities of $3,044,000. In January 2016, we received approximately $325,000 in cash from the sale of our net operating losses to the State of New Jersey.

We believe that we have sufficient cash to fund our operations through 2016, however, we will need to raise additional funding to support our ongoing operations in the future. In addition, we will need to raise additional funds to support clinical trials in the U.S. and/or Germany. We will be better able to assess this need once the specific protocols of these trials are finalized.

2016 First Quarter Revenue Guidance

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect our first quarter 2016 product sales to meet or exceed that achieved in the first quarter of 2015.

For additional information please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 9, 2016 on http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorb® is approved in the European Union with distribution in 32 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis, as well as in cancer immunotherapy.  These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.  CytoSorb® has been used safely in more than 10,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others.  Additional information is available for download on the Company's websites:  http://www.cytosorbents.com and http://www.cytosorb.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2016, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year ended December 31,
	2015	2014
Revenue:
Sales	$4,044	$3,136
Grant income	736	978
Other revenue	12	9
Total revenue	4,792	4,123
Cost of revenue	2,213	2,134
Gross profit	2,579	1,989

Expenses:
Research and development	3,871	2,432
Legal, financial and other consulting	1,089	897
Selling, general and administrative	6,923	5,553
Total operating expenses	11,883	8,882

Loss from operations	(9,304)	(6,893)
Other income(expense), net	847	(2,814)
Loss before benefit from income taxes	(8,457)	(9,707)
Benefit from income taxes	325	386
Net loss	(8,132)	(9,321)
Preferred stock dividends	--	9,267
Net loss available to common shareholders	$(8,132)	$(18,588)

Earnings per share:
Basic and diluted earnings per share	$(0.33)	$(1.29)

Basic and diluted weighted average shares outstanding	24,885,809	14,382,813

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2015	December 31, 2014
ASSETS:
Current Assets:
Cash and cash equivalents	$5,316	$3,605
Short-term investments	2,192	1,945
Grants and accounts receivable, net	649	819
Inventories	1,191	538
Prepaid expenses and other current assets	512	700
Total current assets	9,860	7,607

Property and equipment, net	557	246
Other assets	837	616
TOTAL ASSETS	$11,254	$8,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$685	$698
Accrued expenses and other current liabilities	723	825
Deferred revenue	--	1
Warrant liability	1,636	2,982
Total current liabilities	3,044	4,506
TOTAL LIABILITIES	3,044	4,506

Total stockholders’ equity	8,210	3,963

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$11,254	$8,469

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 329-8885 ext. *825

avogel@cytosorbents.com

Investor Contact:

Lee Roth

The Ruth Group

646-536-7012

lroth@theruthgroup.com